Exhibit 99.1
FHLBANK TOPEKA ANNOUNCES FIRST QUARTER 2015 OPERATING RESULTS

April 29, 2015 - FHLBank Topeka (FHLBank) announces its first quarter 2015 operating results. FHLBank is reporting net income computed in accordance with U.S. generally accepted accounting principles (GAAP) of $31.1 million and $22.3 million for the three months ended March 31, 2015 and 2014, respectively. The increase in net income was due primarily to fair value fluctuations related to derivatives and hedging activities. Other operating highlights from the quarter are presented below. FHLBank expects to file its Form 10-Q for the quarter ended March 31, 2015 with the Securities and Exchange Commission (SEC) on or about May 7, 2015.

President’s Comments
“FHLBank Topeka is pleased to announce robust net income for the first quarter” said Andrew J. Jetter, president and CEO. “Our strong and steady net income continues to allow us to pay a 6 percent dividend on Class B stock that, when combined with our already competitive rates on short-term advances, drives the effective cost to near zero. We believe the 16 percent growth in advances for the first quarter is due in no small part to the extremely low all-in cost of advances once the dividend is factored in.”

Operating Highlights

•	Total assets increased $3.3 billion, or 9.0 percent, from December 31, 2014 to March 31, 2015, primarily due to an increase in advances;

•	The average balance of advances increased $5.3 billion, or 30.8 percent, from the first quarter of 2014 to the same quarter of 2015, primarily due to an increase in our line of credit product;

•	Net interest income, FHLBank’s largest source of income, increased $2.1 million, or 3.9 percent;

•
Improvement in credit quality along with a change in the computation of loss factors used in calculating the allowance for credit losses resulted in a $1.1 million decrease in the provision for credit losses on mortgage loans;

•	Return on equity (ROE) was 7.10 percent for the current quarter, compared to 4.91 percent for the prior year quarter; and

•	We paid a 6.0 percent dividend on Class B Common stock for the current quarter, compared to 4.0 percent for the prior year quarter.

The increase in net interest income for the first quarter of 2015 was due to an increase in the average balance of advances and mortgage loans, partially offset by a decrease in yield on both instruments. The increase in advance volume was in our lowest yielding advance product, our line of credit advances, which partially offset the impact to net interest income of the large increase in the average balance. Prepayments on mortgage loans have increased due to the lower rate environment, which resulted in an increase in premium amortization and a corresponding decrease in yield. The improvement in ROE was due in part to a decrease in average capital as a result of capital management changes that began in the second quarter of 2014 along with the general increase in income. The income volatility related to fair value changes in derivative and hedging activities was also a significant factor in the year-over-year change in ROE.

GAAP Net Income versus Adjusted Income and Adjusted Return on Equity (ROE)
FHLBank’s adjusted income, a non-GAAP financial measure, which excludes fair value changes in derivatives and trading securities as well as prepayment fees on terminated advances, increased for the three months March 31, 2015, compared to the same periods in 2014. The $2.2 million increase in adjusted income parallels the increase in net interest income. This increase, when compared to the more dramatic increase in net income computed in accordance with GAAP, illustrates the impact of the volatility of fair value fluctuations in derivatives and hedging activities and trading securities. Comparative adjusted income for the first quarters of 2015 and 2014 is calculated as follows:

	Three Months Ended
	03/31/2015	03/31/2014
Calculation of Adjusted Income:	(Amounts in thousands) Unaudited
Net Income, as reported under GAAP for the period	$31,121	$22,267
Affordable Housing Program (AHP) assessments	3,459	2,475
Income (loss) before AHP assessments	34,580	24,742
Derivative-related and other excluded items[1]	1,500	9,135
Adjusted income (a non-GAAP measure)	$36,080	$33,877

[1]
Consists of fair value changes on derivatives and hedging activities (excludes net interest settlements on derivatives not qualifying for hedge accounting) and trading securities as well as prepayment fees on terminated advances.

Adjusted income is used by management to evaluate the quality of its ongoing earnings. FHLBank management believes that the presentation of income as measured for management purposes enhances the understanding of FHLBank’s performance by highlighting its underlying results and profitability. Since FHLBank is primarily a “hold-to-maturity” investor and does not trade derivatives, management believes that adjusted income and ROE based upon adjusted income (adjusted ROE, a non-GAAP measure) are helpful in understanding its operating results and provide a meaningful period-to-period comparison. By removing volatility created by fair value fluctuations and items such as prepayment fees, FHLBank can compare longer-term trends in earnings that might otherwise be indeterminable.

Although we calculate our non-GAAP financial measures consistently from period to period using appropriate GAAP components, non-GAAP financial measures are not required to be uniformly applied and are not audited. These non-GAAP measures are frequently used by FHLBank’s stakeholders in the evaluation of our performance, but they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

FHLBank uses a comparison of adjusted ROE to the average overnight Federal funds rate as a key measure of effective utilization and management of members’ capital. Adjusted ROE spread increased by 73 basis points, or by 9.9 percent, for the first quarter of 2015 compared to the first quarter of 2014. The increase in adjusted ROE spread was a result of the change in capital requirements and management practices that went into effect during the second quarter of 2014. The changes in our capital stock activity requirement for advances coupled with the repurchase of a significant amount of excess stock during 2014 is the primary cause of the decrease in average GAAP total capital of 3.4 percent for the three months ended March 31, 2015, when compared to the same period in 2014. Adjusted ROE spread for the first quarters of 2015 and 2014 is calculated as follows:

	Three Months Ended
	03/31/2015	03/31/2014
Calculation of Adjusted ROE Spread:	(Dollar amounts in thousands) Unaudited
Average GAAP total capital for the period	$1,776,764	$1,839,379
ROE, based upon GAAP net income	7.10%	4.91%
Adjusted ROE, based upon adjusted income	8.24%	7.47%
Average overnight Federal funds effective rate	0.11%	0.07%
Adjusted ROE as a spread to average overnight Federal funds effective rate	8.13%	7.40%

Attached are highlights of FHLBank’s financial position as of March 31, 2015 and 2014, and highlights of the results of operations for the three month periods ended on those dates. FHLBank’s Form 10-Q for the quarter ended March 31, 2015, will be available on the SEC website (www.sec.gov), as well as FHLBank’s website (www.fhlbtopeka.com), as soon as FHLBank files the Form 10-Q with the SEC on or about May 7, 2015.

The information contained in this announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as "anticipate," “believe,” "may," "is likely," "could," "estimate," "expect," “will,” “intend,” “probable,” "project," “should” or their negatives or other variations on these terms. FHLBank cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: governmental actions, including legislative, regulatory, judicial or other developments that affect FHLBank, its members, counterparties or investors, housing government-sponsored enterprises, or the FHLBank System in general; changes in economic and market conditions, including conditions in the mortgage, housing and capital markets; changes in the U.S. government’s long-term debt rating and the long-term credit rating of the senior unsecured debt issues of the FHLBank System; changes in demand for FHLBank products and services or consolidated obligations of the FHLBank System; effects of derivative accounting treatment and other accounting rule requirements; the effects of amortization/accretion; gains/losses on derivatives or on trading investments and the ability to enter into effective derivative instruments on acceptable terms; volatility of market prices, interest rates and indices and the timing and volume of market activity; changes in FHLBank’s capital structure; membership changes, including changes resulting from member failures or mergers, changes in the principal place of business of members or changes in the Federal Housing Finance Agency regulations on membership standards; our ability to declare dividends or to pay dividends at rates consistent with past practices; soundness of other financial institutions, including FHLBank members, nonmember borrowers, counterparties, and the other FHLBanks; changes in the value or liquidity of collateral underlying advances to FHLBank members or nonmember borrowers or collateral pledged by reverse repurchase and derivative counterparties; changes in the fair value and economic value of, impairment of, and risks associated with FHLBank’s investments in mortgage loans and mortgage-backed securities or other assets and the related credit enhancement protections; competitive forces, including competition for loan demand, purchases of mortgage loans and access to funding; the ability of FHLBank to keep pace with technological changes and the ability to develop and support technology and information systems, including the ability to securely access the internet and internet-based systems and services, sufficient to effectively manage the risks of FHLBank's business; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; and the volume and quality of eligible mortgage loans originated and sold by participating members to FHLBank through its various mortgage finance products. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov.

All forward-looking statements contained in this announcement are expressly qualified in their entirety by this cautionary notice. The reader should not place undue reliance on such forward-looking statements, since the statements speak only as of the date that they are made, and FHLBank has no obligation and does not undertake publicly to update, revise or correct any forward-looking statement for any reason.

FHLBANK TOPEKA
Financial Highlights (unaudited)

Selected Financial Data (dollar amounts in thousands):

	03/31/2015	12/31/2014
Financial Position
Investments[1]	$11,578,846	$9,620,399
Advances	21,265,329	18,302,950
Mortgage loans held for portfolio, net	6,284,365	6,230,172
Total assets	40,164,879	36,853,977
Deposits	744,616	595,775
Consolidated obligations, net[2]	37,141,026	34,440,614
Total liabilities	38,437,663	35,268,710
Total capital stock	1,098,319	974,041
Retained earnings	643,567	627,133
Total capital	1,727,216	1,585,267

Regulatory capital[3]	1,746,431	1,605,361

	Three Months Ended
	03/31/2015	03/31/2014
Results of Operations
Interest income	$108,574	$105,861
Interest expense	51,960	51,367
Net interest income before loan loss (reversal) provision	56,614	54,494
(Reversal) provision for credit losses on mortgage loans	(802)	295
Net other-than-temporary impairment losses on held-to-maturity securities recognized in earnings	(187)	(361)
Net gain (loss) on trading securities	(5,844)	(5,334)
Net gain (loss) on derivatives and hedging activities	(5,963)	(13,979)
Other income	2,778	3,001
Other expenses	13,620	12,784
Income before assessments	34,580	24,742
AHP assessments	3,459	2,475
Net income	31,121	22,267

Net interest margin[4]	0.58%	0.67%
Weighted average dividend rate[5]	5.19%	2.60%

[1]	Investments include held-to-maturity securities, trading securities, interest-bearing deposits, Federal funds sold and securities purchased under agreements to resell.

[2]	Consolidated obligations are bonds and discount notes that FHLBank is primarily liable to repay.

[3]
Regulatory capital is defined as the sum of FHLBank’s permanent capital, plus the amounts paid in by its stockholders for Class A stock; any general loss allowance, if consistent with GAAP and not established for specific assets; and other amounts from sources determined by the Federal Housing Finance Agency as available to absorb losses. Permanent capital is defined as the amount paid in for Class B stock plus the amount of FHLBank’s retained earnings, as determined in accordance with GAAP. Regulatory capital includes all capital stock subject to mandatory redemption that has been reclassified to a liability.

[4]	Net interest income as a percentage of average earning assets.

[5]	Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average capital stock eligible for dividends.